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 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE (UNAUDITED)
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                                      Three Months Ended          Six Months Ended
                                         February 28,               February 28,
                                      1995         1994          1995          1994
                                     -------------------        --------------------
                                      (Amounts in thousands, except per share data)
Primary
  Average shares outstanding         9,578         8,372         9,026          8,351
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price          407           319           388            317
                                   -------       -------       -------        -------

                Total                9,985         8,691         9,414          8,668
                                   =======       =======       =======        =======

  Net income                       $ 2,874       $ 2,554       $ 5,834        $ 4,946
                                   =======       =======       =======        =======

  Per share data:
  Net income                         $0.29         $0.29          $.62        $  0.57
                                   =======       =======       =======        =======

Fully diluted
  Average shares outstanding         9,578         8,372         9,026          8,351
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price
   or closing price if higher          417           350           428            355
   Net effect of dilutive
   convertible debentures--
   based on the stated conversion
   price of $14 per share              743         1,851         1,282          1,851
                                   -------       -------       -------        -------
Total                               10,738        10,573        10,736         10,557
                                   =======       =======       =======        =======

Net income                         $ 2,874       $ 2,554       $ 5,834        $ 4,946
  Convertible bond interest,
   net of income tax effect            118           301           408            610
                                   -------       -------       -------        -------
                                   $ 2,992       $ 2,855       $ 6,242        $ 5,556
                                   =======       =======       =======        =======

  Per share data:
  Net income                         $0.28         $0.27         $0.58        $  0.53
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                                  EXHIBIT 11

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